Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 6, 2014

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Generates Record Financial Results in First Quarter
Increases Annual Distributable Cash Flow Guidance to $810 Million for 2014

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit of $275.1 million for first quarter 2014, an increase of $132.6 million, or 93%, compared to $142.5 million for first quarter 2013.
Net income more than doubled to a quarterly record of $242.6 million for first quarter 2014 compared to $113.0 million for first quarter 2013, and diluted net income per limited partner unit increased to a record $1.07 in first quarter 2014 versus 50 cents in the corresponding 2013 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of $1.07 for first quarter 2014 was higher than the 70-cent guidance provided by management in Feb. 2014 primarily due to stronger-than-expected refined products and crude oil transportation volumes and rates, more favorable product overages and the sale of additional volumes from the partnership’s butane blending activities.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased to a quarterly record of $253.2 million for first quarter 2014, more than double the first-quarter 2013 DCF of $123.9 million.
“Magellan kicked off 2014 with exceptional strength, generating record quarterly financial results due to strong performance from all aspects of our business, including fee-based transportation and terminal assets and commodity-related activities,” said Michael Mears, chief executive officer. “Further, we continue to build the framework for Magellan’s future growth, achieving significant progress on crude oil projects currently under construction and launching new projects for critical energy infrastructure that will sustain our growth trajectory.”
An analysis by segment comparing first quarter 2014 to first quarter 2013 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined operating margin was $255.0 million, an increase of $94.8 million and a quarterly record for this segment. Transportation and terminals revenue increased $44.9 million between periods due to higher shipment volumes and average tariffs. Shipments grew primarily as a result of strong demand for gasoline and distillates in the markets served by the partnership, in part due to the seasonal reversal of a portion of the partnership’s Oklahoma system to deliver refined products south into Texas, start-up of Magellan’s recently-constructed pipeline from the partnership’s El Paso, Texas terminal to a new locomotive fueling facility in New Mexico and shipments through a new connection to a third-party pipeline for further distribution to other markets. Higher tariff rates were mainly driven by the partnership’s 4.6% tariff increase in mid-2013 and longer-haul movements to meet increased demand. Revenues also benefited from operating results from a New Mexico pipeline system acquired in July 2013 and a Rocky Mountain pipeline system acquired in Nov. 2013.
Operating expenses increased between periods primarily due to expenses related to the recently-acquired New Mexico and Rocky Mountain pipeline systems. Increased property taxes, power expenses and personnel costs on the partnership’s legacy pipeline system were primarily offset by more favorable product overages (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $54.8 million between periods primarily due to improved profitability of the partnership’s butane blending activities as a result of significantly lower butane costs in the current period and higher sales volumes. The increased volume was attributable to selling additional blended product carried over from the partnership’s fourth-quarter 2013 blending activities as well as more blending opportunities during first quarter 2014 in part due to higher gasoline demand.
Crude oil. Crude operating margin was $63.3 million, an increase of $40.6 million. Transportation and terminals revenue increased $44.7 million primarily due to crude oil shipments on the Longhorn pipeline, which began operation during second quarter 2013, and higher pipeline volume on the partnership’s Houston crude oil distribution system. Operating expenses increased between periods as costs related to operation of the Longhorn pipeline in crude oil service, including higher personnel costs, power and integrity spending, were partially offset by more favorable product overages (which reduce operating expenses).
Marine storage. Marine operating margin was $28.4 million, an increase of $3.1 million. Revenue increased between periods primarily due to storage fees from newly-constructed tanks placed into service at the partnership’s Galena Park terminal over the last year, and expenses declined slightly due to less spending for maintenance projects during the current period. Product margin increased due to timing of product sales.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures, and G&A expenses increased due to more personnel costs as a result of additional headcount and higher accruals for the partnership’s annual bonus and equity-based incentive compensation programs as a result of higher payout expectations and an increasing unit price.
Net interest expense increased primarily due to borrowings from the partnership’s recent debt offerings to fund capital spending. As of March 31, 2014, the partnership had $2.9 billion of debt outstanding and $196.6 million of cash on hand.

Expansion capital projects
Magellan continues to make significant progress on its expansion opportunities and recently announced plans to construct a fee-based condensate splitter at its Corpus Christi, Texas terminal and to deliver refined products to Little Rock, Arkansas by extending the reach of the partnership’s pipeline system from Ft. Smith, Arkansas to the Little Rock market.
The Longhorn pipeline continues to increase crude oil volume and averaged approximately 200,000 barrels per day (bpd) during the first quarter of 2014. Magellan has received regulatory approval to increase the capacity of the pipeline to 275,000 bpd and expects to average approximately 240,000 bpd during the second quarter of 2014 and 250,000 bpd during the second half of 2014.
The partnership continues to make significant progress on tank and pipeline construction for the BridgeTex pipeline joint venture. Initial linefill is expected to occur during late second quarter, with pipeline movements expected to begin mid-third quarter to deliver crude oil from the Permian Basin to the Houston Gulf Coast area.
Based on the progress of expansion projects already underway, the partnership currently plans to spend approximately $700 million in 2014 with additional spending of $325 million in 2015 and $75 million in 2016 to complete its current slate of construction projects.
In addition, Magellan continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development as well as possible acquisitions, both of which have been excluded from the partnership’s spending estimates.

Financial guidance for 2014
Management is raising its 2014 DCF guidance by $80 million to $810 million primarily as a result of strong financial results to date and remains committed to its goal of increasing annual cash distributions by 20% for 2014 and 15% for 2015. For DCF purposes, BridgeTex is expected to have minimal impact to 2014 results due to the timing of the pipeline’s start-up and the timing of cash distribution payments from the joint venture to Magellan, which will be paid in arrears on a quarterly basis.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.25 for 2014, with second-quarter guidance of 72 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management regarding first-quarter results and outlook for the remainder of 2014 is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 466-4462 and provide code 1956876. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 12. To access the replay, dial (888) 203-1112 and provide code 1956876. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses New York Mercantile Exchange (NYMEX) futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 90 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013 and subsequent reports on Form 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2014
Transportation and terminals revenue	$227,271	$317,637
Product sales revenue	201,711	296,063
Affiliate management fee revenue	3,439	4,906
Total revenue	432,421	618,606
Costs and expenses:
Operating	65,181	73,497
Cost of product sales	160,398	198,040
Depreciation and amortization	36,332	37,511
General and administrative	30,056	34,935
Total costs and expenses	291,967	343,983
Earnings of non-controlled entities	2,051	466
Operating profit	142,505	275,089
Interest expense	31,723	36,416
Interest income	(22)	(391)
Interest capitalized	(3,451)	(5,310)
Debt placement fee amortization expense	540	599
Income before provision for income taxes	113,715	243,775
Provision for income taxes	748	1,221
Net income	$112,967	$242,554

Basic and diluted net income per limited partner unit	$0.50	$1.07

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	226,705	227,141

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2013	2014
Refined products:
Transportation revenue per barrel shipped	$1.136	$1.356
Volume shipped (million barrels):
Gasoline	53.6	59.8
Distillates	33.8	37.5
Aviation fuel	4.5	5.0
Liquefied petroleum gases	1.1	1.5
Total volume shipped	93.0	103.8

Crude oil:
Transportation revenue per barrel shipped	$0.313	$1.113
Volume shipped (million barrels)	15.9	41.8
Crude oil terminal average utilization (million barrels per month)	12.8	12.1

Marine storage:
Marine terminal average utilization (million barrels per month)	22.7	22.7

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2013	2014
Refined products:
Transportation and terminals revenue	$165,359	$210,236
Less: Operating expenses	46,281	51,157
Transportation and terminals margin	119,078	159,079

Product sales revenue	199,415	293,710
Less: Cost of product sales	158,298	197,756
Product margin	41,117	95,954
Operating margin	$160,195	$255,033

Crude oil:
Transportation and terminals revenue	$23,228	$67,903
Affiliate management fee revenue	3,159	4,595
Earnings (loss) of non-controlled entities	1,375	(180)
Less: Operating expenses	5,107	9,058
Transportation and terminals margin	22,655	63,260
Operating margin	$22,655	$63,260

Marine storage:
Transportation and terminals revenue	$38,684	$39,498
Affiliate management fee revenue	280	311
Earnings of non-controlled entities	676	646
Less: Operating expenses	14,553	14,086
Transportation and terminals margin	25,087	26,369

Product sales revenue	2,296	2,353
Less: Cost of product sales	2,100	284
Product margin	196	2,069
Operating margin	$25,283	$28,438

Segment operating margin	$208,133	$346,731
Add: Allocated corporate depreciation costs	760	804
Total operating margin	208,893	347,535
Less:
Depreciation and amortization expense	36,332	37,511
General and administrative expense	30,056	34,935
Total operating profit	$142,505	$275,089

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2014
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$242,554	$1.07
Deduct: Unrealized derivative gains associated with future physical product transactions	(131)	—
Excluding commodity-related adjustments	$242,423	$1.07

Weighted average number of limited partner units outstanding used for basic and limited net income per unit calculation	227,141

*Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2014
	2013	2014	Guidance

Net income	$112,967	$242,554	$738,000
Interest expense, net	28,250	30,715	124,000
Depreciation and amortization (1)	36,872	38,110	151,000
Equity-based incentive compensation (2)	(7,403)	(9,725)	5,000
Asset retirements and impairments	1,791	1,205	5,000
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (3)	2,261	(131)
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	(5,195)	(5,250)
Lower-of-cost-or-market adjustments	(2,000)	—
Total commodity-related adjustments	(4,934)	(5,381)	(8,000)
Other	(1,279)	396	(4,000)
Adjusted EBITDA	166,264	297,874	1,011,000

Interest expense, net	(28,250)	(30,715)	(124,000)
Maintenance capital(5)	(14,108)	(13,977)	(77,000)
Distributable cash flow	$123,906	$253,182	$810,000

Distributable cash flow per limited partner unit paid distributions related to this period	$0.55	$1.12	$3.57

Weighted average number of limited partner units paid distributions related to this period	226,679	227,068	227,068

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the three months ended March 31, 2013 and 2014 was $4.9 million and $5.1 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2013 and 2014 of $12.3 million and $14.8 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

 (5) Maintenance capital expenditure projects are not undertaken primarily to generate incremental distributable cash flow (i.e. incremental returns to the partnership's unitholders), while expansion capital projects are undertaken primarily to generate incremental distributable cash flow. For this reason, the partnership deducts maintenance capital expenditures to determine distributable cash flow.